Exhibit 99.1

Cesca Therapeutics Inc.

Second Quarter Fiscal Year 2016 Financing Results Conference Call

Tuesday, February 16, 2016, 5:00PM Eastern

CORPORATE PARTICIPANTS

Mr. Robin Stracey, Chief Executive Officer

Mr. Mike Bruch, Chief Financial Officer

Mr. Eric Hellebust, Program Manager, Critical Limb Ischemia and Acute Myocardial Infarction and Clinical Programs

Dr. Dalip Sethi, Senior Clinical Scientist, Heads, Clinical Research Activities, Emeryville, California

PRESENTATION

Operator

Good day and welcome to the Cesca Therapeutics Second Quarter Fiscal Year 2016 Financial Results Conference Call and Webcast. Please refer to the press release about this conference call on the company's website, cescatherapeutics.com for further details. The company has asked that I read the following statement. Management will make comments today that contain forward-looking statements.

Forward-looking statements are any statements that are made that are not historical facts. These forward-looking statements are based on current expectations of the management team and there could be no assurance that such expectations will come to fruition. Because forward-looking statements involve risks and uncertainties, Cesca’s actual results could differ materially from management’s current expectations.

Please refer to the press release, the company’s Forms 10-K, and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted, or redistributed at a later date, Cesca will not be reviewing nor updating this material.

As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today's presentation. If you would like to ask a question, please press “*” then “1” on your touchtone phone. If you wish to withdraw your question, please press “*” then “2” to remove yourself from the list. If you should need assistance during this conference call, please signal an operator by pressing “*” then “0.” For your information, this conference call is being recorded.

I would now like to turn the conference over to Mr. Robin Stracey, Chief Executive Officer of Cesca Therapeutics. Mr. Stracey, the floor is yours sir.

Robin Stracey

Thank you, operator, and thanks to each of our listeners for joining the call this afternoon. I have with me here today, Mr. Mike Bruch, our Chief Financial Officer; Mr. Eric Hellebust, the Program Manager for our critical limb ischemia and acute myocardial infarction clinical programs; and Dr. Dalip Sethi, one of our senior clinical scientists.

I plan to break the call down into five elements this afternoon. First, I will brief you on the $15 million investment in Cesca Therapeutics made by the Boyalife Group announced on February the 3rd, a transaction that I will refer to from here on as the “Boyalife Financing”. I’ll cover the structure of the deal, provide a little context on what it means for the Company, plus share additional background on the Boyalife Group as a strategic investor.

I will then discuss where we are in our effort to fully understand the feedback we received from the California Institute for Regenerative Medicine or CIRM late last year following our unsuccessful bid for matching funds to help support the implementation of our FDA-approved pivotal clinical trial for CLI, and the resulting effort to retool and relaunch our CLI program.

Mike will then brief you on the financial results for the quarter for our cord blood banking device business and our overall financial condition, and then I’ll be back with a few closing comments on the overall status of the Company and the challenges ahead. We will end the call with a Q&A session.

So first, let me turn to the Boyalife Financing. The Boyalife Financing is a highly strategic transaction, both for the Boyalife Group and for Cesca Therapeutics. We announced it on February 3, and I’m pleased to report that as of this morning, the deal has closed. The funds were received late last week and a portion has already been applied to the repayment of currently outstanding debentures held by our existing senior secured note holder, and to affect the surrender and termination of the remaining Series B Warrants, including those that feature the special “cashless exercise” provision. I will come back to this element of the transaction a little later.

Under the terms of the Boyalife Financing, the Company initially received $2.5 million in return for the issuance of 14.7 million in shares of common stock at $0.17 per share, a per share price that represents the 20-day simple moving average of the closing price of the Company’s common stock on the NASDAQ capital market as of February 2, 2016, the date on which the parties entered into the agreement. The 14.7 million shares associated with this initial purchase represent approximately 25% of the company’s current outstanding share count of just over 60 million shares.

The Company has also received an additional $12.5 million as a result of a purchase by Boyalife of senior secured debentures that are convertible into common stock at $0.17 per share after three years. The debentures accrue simple interest at the rate of 22% per annum, with interest accumulating over the three-year term and being added to the principle for conversion into shares of common stock at maturity.

Boyalife does not have the option of early conversion of the debentures into common stock unless the Company’s cash balance and short-term investments, net of short-term debt, becomes less than $2.1 million, the company effects a change in control or the Company’s common stock is delisted from NASDAQ’s markets.

However, at maturity, assuming full conversion of the debentures plus interest, Boyalife will own an additional 122 million shares of the Company’s common stock, which when added to the 14.7 received following the initial $2.5 million purchase would approximate 68% of the Company’s common stock on a fully diluted basis at that time. The actual percentage will depend upon what additional shares may have been issued by the Company, if any, as a result of option grant or warrant exercises or additional financings over the course of the three-year term.

Also in connection with the financing, the Company has issued five-year warrants that entitle Boyalife to purchase, in the aggregate, up to 70.6 million additional shares of the Company’s common stock at an exercise price of $0.40 per share for a total purchase price of just over $28 million. The warrant coverage represents 80% of the shares sold to Boyalife as part of the financing, assuming full conversion of the Boyalife debentures, and the warrants are exercisable at any time after the six-month anniversary of the initial closing of the transaction.

When all is said and done, with the initial purchase of $2.5 million in common stock, with full conversion after three years of the $12.5 million in debentures plus interest, and with full exercise of all warrants, Boyalife’s total holding in the company would be approximately 77% on a fully diluted basis in return for a total proceeds received by the Company of just over $43 million.

An important consideration in this transaction is that Boyalife is very much a strategic investor, and no registration rights have been granted for any of the securities issued or to be issued as part of this transaction.

In connection with the financing, the Company and Boyalife also entered into a nomination in voting agreement, pursuant to which Boyalife has a right to designate one director to the company’s Board of Directors for so long as the Boyalife debentures remain outstanding and Boyalife continues to own at least 20% of the Company’s outstanding common stock.

If and when, upon conversion of all of the principle and interest outstanding under the debentures, Boyalife owns 50% or more of the Company’s outstanding common stock, Boyalife will then have the right to designate three members to the board and the total number of directors that constitute the full board shall thereafter be fixed and maintained at seven persons.

I alluded earlier to the repayment of currently outstanding debentures held by our existing senior secured note-holder, and the surrender and termination of their remaining series B warrants. Establishing a mechanism by which we could accomplish this has been an important consideration as the Boyalife Financing has come together.

Back in August 2015, some of you may recall, Cesca entered into a securities purchase agreement with Sabby Management, LLC, (which I’ll refer to hereafter as Sabby), pursuant to which the company sold senior-secured convertible debentures, series A warrants and series B warrants.

Related to that transaction, Cesca received gross proceeds of $5.5 million in August 2015, but because the company was unsuccessful in its bid to secure a CIRM grant of $10 million or more in matching funds to support implementation of its pivotal clinical trial for CLI, the anticipated second closing of the Sabby financing did not occur and the Company did not receive the remaining $9.5 million of gross proceeds that it had anticipated.

In connection with that August 2015 financing, Sabby required the company to register all of the shares of the Company’s common stock then issued and issuable upon conversion of the debentures and the exercise of associated warrants. Should the company fail to register all of the required shares by October 26, 2015, it would be obligated to pay Sabby liquidated damages.

The Securities and Exchange Commission ultimately pushed back on the Company’s request for registration of all of the required shares, instead permitting registration only of those shares issuable upon conversion of the Sabby debenture and a portion of the shares issuable upon exercise of Sabby’s warrants.

As a result, the Company became liable for liquidated damages and began accruing approximately $220,000 a month, beginning in October. Of particular importance is that failure to secure registration of the full complement of shares also entitled Sabby to declare a default under the Sabby debentures at any time, which would have rendered the entire principle amount as well as any interest in penalties immediately due.

The combined effects of these events resulted in the Company having considerably less working capital to fund its ongoing operations and invest in its strategic initiatives than planned. Consequently, the Company accelerated efforts to secure additional investment to enable repayment to the Sabby debentures and other liabilities over to Sabby and to secure the additional working capital necessary to fund ongoing operations and strategic initiatives. The Boyalife Financing emerged as by far the best short-term option available to the Company.

Concurrent with the Boyalife Financing, the company entered into a Consent, Repayment and Release agreement with Sabby. This morning, pursuant to the terms and conditions of that agreement, the company wired to Sabby an aggregate of $7.5 million to repay and retire all outstanding principle and interest associated with the Sabby debentures and amended the the per-share exercise price of Sabby’s currently outstanding Series A Warrants to purchase shares of the Company’s common stock from $0.68 to $0.40.

Upon receipt of the payment, the re-pricing of the Series A Warrants, and a single last cashless exercise of the Series B Warrants for an aggregate of 2.5 million shares of common stock, all remaining and unexercised Series B Warrants which included the special “cashless exercise” provision, have been surrendered to the Company and terminated.

Furthermore, the Registration Rights Ggreement dated August 31, 2015, by and among the Company and the Sabby Funds, which obligated the Company to register shares of the Company’s common stock issuable upon conversion of the Sabby debentures and issuable upon exercise of the Series A Warrants and Series B Warrants, was terminated, together with all liabilities for the payment of liquidated damages that had accrued thereunder.

Remaining proceeds from the Boyalife Financing following the repayment of Sabby, approximately $7.5 million, will be used to fund the Company’s current ongoing operations and support its efforts to implement its pivotal clinical trial to evaluate the SurgWerks CLI and VXP System for the treatment of patients with late-stage, no option, critical limb ischemia.

At this point, I’d like to say a few words more about Boyalife. Boyalife Group was previously known as the International Consortium of Stem Cell Research (or INCOSC), and was founded in July 2009, in Wuxi, China. INCOSC was initially formed as an industrial research group among seven of the world’s top research institutes in life sciences and medicine, including Peking University, the Chinese Academy of Sciences, the Roslin Institute, which is part of the University of Edinburgh in Scotland and most notable for cloning Dolly, the world’s most famous sheep and the first mammal to be cloned from an adult somatic cell, the Scottish Centre for Regenerative Medicine and others.

INCOSC aimed to accelerate the transformation and translation of biomedical research into clinical applications and was directly supported by two major grants from the Chinese Ministry of Science and Technology. INCOSC, which has since evolved into the Boyalife Group, has so far generated over 160 published scientific articles.

Currently, Boyalife has over 30 subsidiaries, employs over 1,000 people, and has nationwide operations in China. Its subsidiaries include the Boyalife’s Stem Cell Bank, a leading clinical stem cell bank in China accredited by the America Association of Blood Banks. The Boyalife Stem Cell Bank also has the distinction of being the very first stem cell bank in China to adopt, in 2011, Cesca’s (or then ThermoGenesis’s) flagship AXP technology.

Boyalife is privately held, though it sold 80% of its Boyalife Stem Cell Bank subsidiary in November 2015 to another Chinese company that is publicly traded on the Shanghai Stock Exchange. Proceeds to Boyalife for the sale of 80% of the Boyalife’s Stem Cell Bank amounted to approximately $240 million.

Boyalife’s business activities broadly include the following:

The aforementioned Boyalife Stem Cell Bank, which operates in 16 different provinces and is currently the second largest service network in the country is actively engaged in developing stem cell based therapeutics for thalassemia, systemic lupus, and a number of autoimmune and neurological diseases.

Boyalife Genomics focuses on commercial cloning technologies for such things as sniffer and drug-searching dogs, premium quality beef and dairy cows, and race horses. Boyalife Genomics also focuses on the preservation of endangered species and biodiversity.

Boyalife Healthcare focuses on providing high-quality healthcare services in clinical centers, including the development of cutting-edge immune-based therapeutics for the treatment of cancer through precision diagnostics.

Boyalife Pharmaceuticals, together with its subsidiaries, engages in the research, development and commercialization of innovative drugs targeting cardiovascular diseases, metabolic diseases, cancer, and other diseases that represents significant unmet medical needs. Boyalife Pharmaceuticals leverages a drug discovery platform for various large-animal disease-mechanistic models, including non-human primates.

And the Boyalife Institute of Translational Medicine, or BITM, is a research-oriented joint institute at Peking University cosponsored by Boyalife and the Institute of Molecular Medicine at Peking University. Its primary mission is to accelerate the translation of early discoveries into clinical applications. With committed research grants from Boyalife, BITM intends to play a significant role in better understanding disease mechanisms that may lead to the discovery of next-generation therapeutics and targets for human diseases.

In 2012, Boyalife won the prestigious “2012 CCTV China Brand Award” positioning it as a leading brand in healthcare and the pharmaceutical sector in China.

So, in short, we are now aligned with a good-sized, well-funded, highly diversified life science and healthcare-oriented business with the large footprint in China and strategic interests in expanding its access and operations in the United States.

Now, moving on to the status of our effort to fully understand and act on the feedback we received from CIRM late last year, following our unsuccessful bid for matching funds to help support the implementation of our pivotal trial for critical limb ischemia.

Since our last call, we’ve had a couple of additional follow-up interactions with CIRM. Although the issues they raised touched on a variety of different aspects of our program, their fundamental question had to do with understanding why Cesca should be expected to achieve a successful outcome with its pivotal trial for CLI when several other companies before it had struggled.

Interestingly, the issues raised had little to do with the science or the company’s clinical results to-date, but rather noted improvements in the existing standard-of-care, difficulties experienced by other industry players in enrolling patients, and the challenges associated with demonstrating a statistically significant improvement in outcomes.

The team’s process has been (1), to reengage with CIRM to understand their feedback in detail.

(II), to reexamine the competitive landscape from a commercial and clinical perspective with help from Health Advances, a leading U.S.-based healthcare strategy consulting firm.

(III), to challenge the current assumptions in the CLI pivotal trial through a deep dive into published literature, particularly recent published literature, and an updated assessment of all comparative studies to which date is available.

(IV), interview opinion leaders and leading CLI trial investigators.

(V), undertake detailed statistical modeling on a variety of scenarios with help from the Statistical, Bio-mathematical Consulting Group at UCLA, and finally,

(VI), to develop recommendations for any changes needed to firm up the existing study design and the protocol to enhance prospects for successful outcome.

The comparative studies that have been part of this review, some of which no doubt featured in CIRM’s thinking as they evaluated our proposal for funding, include: Aastrom’s 594-patient expanded cell-product trial (which was stopped due to low enrollment); Anges 500-patient gene therapy trial (which is currently recruiting across three geographic regions of the world); Juventas’ 160-patient trial involving laboratory, processed cells (which failed); Terumo Harvest’s 210-patient trial (which was stopped at 97 patients); and Zimmer Biomet’s 152-patient trial (which is no longer recruiting, but for which Biomet has established continued access to allow collection of additional safety and/or efficacy data).

The team’s recommendations, which I do not anticipate being fully formed for at least a couple of months, will touch on the study end-points, the statistical analysis plan, required patient numbers for both the treatment arm and the control arm, patient inclusion/exclusion criteria, protocol changes that have the potential to enhance enrollment, the company’s path forward with the FDA, and the trial schedule and budget.

I do want to emphasize that we continue to believe very strongly in the science and remain committed to conducting a successful pivotal trial for CLI. Before we embark on enrolling patients, however, it is imperative that we get the trial design and the approach right.

In parallel, we continue the effort we have underway with Mavericks Capital discussed in our last call, aimed at establishing strategic alliances with industry partners around the world. It is our belief that a partnership or a series of partnerships will likely be an important part of rapidly bringing the SurgWerks Technology to its full commercial potential following marketing approval.

At this point, I’d like to switch gears and hand over to Mike, who will brief you on the financial results for the quarter for our cord blood banking device business, and our overall financial condition. Mike.

Mike Bruch

Thank you, Robin, and good afternoon, everybody. Well, this quarter has been a rollercoaster of events from lows, such as receiving news about the CIRM grant, to highlights, such as the Boyalife Financing. Aside from that, however, with some non-cash benefits and charges, the quarterly results were improved in many areas compared to prior year. This was primarily the result of our September 2015 restructuring and other cost-containment initiatives.

Net revenues for the three months ended December 31, 2015 were in-line with expectations at $3.3 million, compared to $4.6 million for the three months ended December 31, 2014. The decrease was primarily due to the fact the company sold three BioArchive systems in the three months ended December 31, 2014, but did not ship any in the current quarter.

Revenues from the Res-Q product line also decreased following notification by the Company to its U.S. distributor that it would not allow further automatic extensions, thereby terminating the distribution agreement effective March 31, 2016.

Gross profit was $1.0 million, or 31% of net revenues for the three months ended December 31, 2015, compared to $1.5 million or 33% for the corresponding fiscal 2015 period. Gross profit margin was broadly consistent with prior years despite the decrease in revenue primarily because of lower personnel overhead costs attributable to the Company’s 2015 restructuring initiatives.

Operating expenses for the quarter ended December 31, 2015, were $3 million compared to $5.9 million for the same period in the prior year. General and administrative expenses decreased by $1.8 million. The decrease was primarily due to lower legal fees, mainly associated with settling certain patent-litigation cases in fiscal 2015, a decrease in employee’s severance costs and a decrease in stock-based compensation. Research and development expenses decreased by $900,000, partly due to the September 2015 restructuring initiative, and partly due to delays in the start of the Company’s pivotal trial for CLI.

Net loss for the quarter ended December 31, 2015, was $600,000, compared to $4.4 million for the same prior-year period. The reduction in net loss of $3.8 million is attributable to the decrease in operating expenses, as already described, as well as some significant non-cash items. In the current quarter, we recorded a benefit of $2.2 million associated with the fair value change of derivative instruments, partially offset by a $600,000 loss on cashless exercise of warrants.

The derivative instruments and cashless exercise of warrants are associated with the senior secured convertible debentures and warrants sold during the first fiscal quarter. The benefit is the result of lower stock price at the end of the current quarter. It’s important to note that while these items impact our net loss, they did not affect our cash balance.

Adjusted EBITDA loss was $1.7 million for the quarter ended December 31, 2015, compared to $3.6 million for the same period in the prior year. The improvement in the adjusted EBITDA loss was the result of a decreased loss from operations as already described. Cash and cash equivalents were $2.9 million as of December 31, 2015.

And now, I’ll turn the call back over to Robin.

Robin Stracey

Thanks Mike. So a few closing comments before we go to Q&A. 2015 was a difficult year without question, culminating in our unsuccessful grant application to CIRM. The downside consequence of that setback goes way beyond purely the funding challenge that has since slowed our progress. It has also contributed substantially to the deterioration we have seen in our valuation over the last three months.

Looking forward, however, while recognizing that we still have near-term challenges, we see grounds for considerable optimism. We have a robust, well-funded, and strategically oriented investment partner in Boyalife. The company is committed to our success, sees great value creation potential in our programs, and has only just begun to explore the potential synergies and opportunities for diversification and accelerated growth that may result from their involvement. Seeing that potential, Boyalife has committed $15 million to the Company at a time when the Company’s market valuation was less than half that amount.

We have eliminated our existing convertible debenture and, importantly, the cashless Series B Warrants that were associated with it. We now have sufficient cash on hand to reasonably see the company through at least 12 months.

Our effort to retool and re-launch our CLI program is progressing well. We understand and acknowledge the reservations expressed by CIRM in their feedback to our grant application and have no intension of allowing our Phase III pivotal clinical trial to become the latest in a series of expensive, but disappointing and inconclusive studies. We anticipate changes that will enhance its prospects for success and potentially even reduce its cost.

Meanwhile, we continue to keep our trial sites warm with periodic updates on our progress, and interest in our trial remains very high. Our trial sites are simply waiting for the green light to proceed.

Our international team in India is performing well and our relationship with Fortis Healthcare remains strong. We currently have 40 full-time employees in the New Delhi area focused on clinical product development, (which involves working with Fortis physicians to optimize clinical protocols for the treatment of a variety of clinical indications); bone marrow transplantation services (which involves providing cell-processing, isolation, selection, and analytical services to Fortis’s physicians); clinical trial management (which involves providing cell therapy clinical trial management services across the entire network of Fortis hospitals); and cord-blood banking services (which involves day-to-day management of all Fortis stem cell bio-banking services).

As we have highlighted before, Fortis has over 70 facilities, over 10,000 in-patient beds, and sees over 15,000 outpatients per day, providing Cesca with exquiste access to high-caliber scientists and patient populations for early-stage clinical trials. In conjunction with Fortis, our Indian team has active programs underway in cardiovascular (notably our pending pivotal trial for CLI and our pending 40-patient Phase II trial for AMI); Orthopedics (noteworthy that we have completed a 30-patient pilot trial and a 17-patient Phase I trial focused on non-union fracture; a 10-patient pilot trial focused on avascular necrosis, and a 50-patient pilot trial focused on osteoarthritis); and soft tissue degeneration (for which we have completed a 10-patient pilot trial for non-healing ulcers). All of these programs represent opportunities upon which we can build in the future.

In January, Cesca’s Indian team led by Dr. Venkatesh Ponemone hosted the first annual symposium on haploidentical stem cell transplantation in India. The event brought together national and international experts in the field of pediatrics, hematology, and oncology to discuss the challenges associated with current approaches to bone marrow transplantation in a country that numbers over a billion people but lacks a mature public bone-marrow registry, and the opportunities presented by new technologies being developed at Cesca that enable haploidentical transplants or transplants, from a half-matched donor such as a parent or sibling.

As Mike outlined, our traditional cord-blood business is performing more or less in line with expectation, with revenues coming in at $3.3 million for the quarter, margins holding at above 30%, and the cost reduction impact of restructuring initiatives undertaken in September of last year positively impacting overall profitability.

Continuous improvement efforts geared towards further enhancing the competitiveness of our flagship AXP product line using Design for Six Sigma tools are paying off, with significant improvements noted in the quality and performance of devices and bag-sets produced in the last 12 months compared to prior years. And we continue to attract new customers, the most recent being Texas Stem Cell, announced just a week or so ago.

All-in-all, we believe that better days are ahead, 2016 will be a bounce-back year for the company, and the upside opportunity for investors is considerable.

With that, I’d like to turn the call back over to the operator.

QUESTION AND ANSWER

Operator

Thank you, sir. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handsets to make sure of good sound quality. If you’d like to withdraw your question, please press “*” then “2.” Again, it is “*” then “1” to ask a question. At this time we would just pause momentarily to assemble our roster.

The first question we have comes from Jason Kolbert of Maxim. Please go ahead.

Jason McCarthy

Hi guys, it’s actually…this is Jason McCarthy for Jason Kolbert. Congratulations on the Boyalife Financing, I think it’s great that you are improving the capital structure of the company, and you are really ready to move forward. Can you just discuss the potential if there is any of this financing and how it could impact future financings as you are starting to think about driving the pivotal program in CLI forward? And will that impact trial design and patient numbers and things of that nature?

Robin Stracey

Sure, so this is Robin. I think in a roundabout way, you are asking me how we would fund the CLI program going forward?

Jason McCarthy

Yes, and in light of this financing, is this going to impact how you are able to finance the study as you come up with a better protocol design and you are making all the adjustments internally to get the program going.

Robin Stracey

Well, it certainly gives us a lot more room to maneuver. We continue to work with Mavericks Capital. Mavericks Capital, I think we’ve communicated before, is a boutique investment bank based out here in California, with whom we’ve been working on identification of potential partners for commercialization of the CLI offering once approved. That activity is continuing, nothing to announce imminently, but we remain optimistic that that process will be fruitful, and that it generates…it has the potential to generate not only non-dilutive financing upfront in the form of license agreements, but also may well have the potential to accelerate penetration of the market opportunities in select geographies once we have approval to go to market with CLI. We are also exploring the potential for expanding collaboration with Boyalife. They are diversified, as I mentioned. They have a significant footprint in China. They have over a 1,000 employees. There may well be an opportunity to do something additional to what we currently have with Boyalife, specifically related to one or more of our clinical programs. And obviously, we continue to monitor the capital market opportunities as we go forward.

Jason McCarthy

Okay, great. And then…and just one more question, as you are thinking about, using all the feedback from CIRM and designing internally, are you still going to include the adjudicated amputations in the trial?

Robin Stracey

It’s premature, I think, to express an opinion or a conclusion on that. We’re just not quite ready to make that assertion just yet.

Jason McCarthy

Okay, great. Thank you.

Robin Stracey

Thanks, Jason.

Operator

Again, as a reminder to participate in Q&A, please press “*” then “1” on a touchtone phone. Again, that is “*” then “1” to ask a question. Again, if you’d like to ask a question, please press “*” then “1.” Gentlemen, it appears that we have no further questions at this time.

CONCLUSION

Robin Stracey

Okay. Well, thank you very much. I really appreciate all of you taking the time to join us this afternoon, and I look forward to keeping you upraised of our progress moving forward. Thank you very much.

Operator

And we thank you, sir, and to the rest of management team for your time also today. The conference call has now concluded. At this time, you may now disconnect your lines. We thank you again everyone. Take care and have a great day.